RESOLUTIONS OF THE BOARD OF DIRECTORS OF HOMELAND RESOURCES LTD.

Pursuant to the provisions of Nevada Corporation law and the Certificate of Incorporation and By-Laws of Homeland Resources Ltd, a Nevada corporation (the “Company”), the undersigned approves the purchase of 100% of the equity of KANAB CORP. through the issuance of three hundred million (300,000,000) common stock equivalents in the form of three hundred thousand (300,000) Series B Preferred shares.  The Board meeting was convened on July 3, 2021 at 9:00pm CT.

WHEREAS, to grow its business  and fund strategic acquisitions, the Board of Directors approves the purchase of 100% of the equity of KANAB CORP. through the issuance of 300,000,000 common stock equivalents in the form of 300,000 Series B Preferred shares.

WHEREAS, the Board of Directors believes it is in the best interests of the Company to of 100% of the equity of KANAB CORP. through the issuance of 300,000,000 common stock equivalents in the form of 300,000 Series B Preferred shares.

NOW THEREFORE BE IT RESOLVED THAT:

RESOLVED, the Board of Directors approves the purchase of 100% of the equity of KANAB CORP. through the issuance of 300,000,000 common stock equivalents in the form of 300,000 Series B Preferred shares.

RESOLVED, that any of the Executive Officers of the Company are hereby authorized and directed for and on behalf of the Company to do and perform all acts and things and execute and deliver all documents and take all such other steps as may be necessary or desirable to give full effect to the consent resolutions set forth above.

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Vikram Grover, Sole Director